Exhibit 99.1

For Immediate Release

BSD Medical Reviews Distributor Candidates at Mexican Society of Radiology Meeting in Mexico City

SALT LAKE CITY, Utah February 12, 2009—BSD Medical Corporation (NASDAQ:BSDM) announced today that the company’s VP, International Sales, Rick White, and Latin American Sales Manager, Jim Fincher, reviewed distributor candidates at the Mexican Society of Radiology Meeting, with a projection that the distributor selection will be made soon.  The conference was held in Mexico City at the World Trade Center on February 5-7.   While attending this conference, Mr. White and Mr. Fincher also met with members of the medical community in order to leverage the growing clinical interest in new cancer treatment devices in Mexico.

One of the research focus areas for the BSD-2000 is the treatment of advanced cervical cancer, and the death rate from cervical cancer in Mexico and some other Latin American Countries is among the highest in the world.  Along with other forms of cancer, cervical cancer is one of the principal health concerns in Latin America.

A recent article in the International Journal of Radiation Oncology, Biology and Physics [see International Journal of Radiation Oncology, Biology, Physics (2007, 15;70(4):1176-82] showed 12 year survival data on advanced cervical patients comparing patients who received hyperthermia therapy in addition to radiation to those who received radiation therapy alone.   After 12 years local control (no evidence of local tumor) remained significantly better for the cervical cancer patients who received hyperthermia therapy along with radiation—local control of 56% for that group as compared to 37% for those who received radiation therapy alone (p=0.01). After 12 years the survival rate was also persistently better for those patients who received hyperthermia therapy along with radiation, with a 37% survival rate for those patients as compared to a 20% survival rate for the patients who received radiation alone (p=0.03). The article concludes: “For locoregionally advanced cervical cancer, the addition of hyperthermia therapy to radiation therapy resulted in long-term major improvement in local control and survival without increasing late toxicity.”

The BSD-2000 delivers precision-focused RF energy into cancerous tumors, including those located deep in the body, raising the tumor temperature to levels used to administer hyperthermia therapy and destroy cancer cells with heat along with increasing the effectiveness of radiation therapy.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, and as companion therapies to improve the combined results when used along with radiation treatments. The BSD-2000 is restricted to investigational use in the US.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.